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                                       -1-

                                  AMENDED AND RESTATED
                         LIMITED LIABILITY COMPANY AGREEMENT
                                          OF
                             ROUNDTABLE PARTNERS, L.L.C.

    This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of Roundtable Partners, L.L.C. (the "Agreement") is made and entered into as of March ___, 1995 by and among the Members.

    FOR AND IN CONSIDERATION OF and reliance upon the mutual covenants, rights and obligations set forth herein, the benefits to be derived therefrom and the relationship of trust, confidence, fair dealing and utmost good faith created hereby, and other good and valuable consideration, the receipt and the sufficiency of which each Member acknowledges and confesses, the Members agree that the Agreement shall be the limited liability company agreement of the Company and shall replace in its entirety the limited liability company agreement, dated October 1, 1994, entered into by Walter Raquet and Kenneth Pasternak (a copy of which is attached as Exhibit 1 hereto), which shall be of no further force and effect, and further agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

    1.1  DEFINITIONS.   As used herein, the following terms shall have the
respective meanings set forth below:

              ACT - the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

         ADJUSTED CAPITAL ACCOUNT - the Capital Account maintained for each Member as of the end of each fiscal year of the Company (a) increased by (i) the

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amount of any unpaid capital contributions, if any, unconditionally agreed to be contributed by such Member under Article IV of this Agreement, (ii) an amount equal to the sum of such Member's allocable share of the Company's Minimum Gain attributable to Company Nonrecourse Liabilities and such
Member's allocable share of the Company's Minimum Gain attributable to Member Nonrecourse Debt, in each case as computed on the last day of such fiscal year in accordance with applicable Treasury Regulations, and (iii) the amount of Company liabilities allocable to such Member under Section 752 of the Code with respect to which such Member bears the Economic Risk of Loss to the extent such liabilities do not constitute "Member Nonrecourse Debt" and (b) reduced by all reasonably expected adjustments, allocations and distributions described in Treas. Reg. Section 1.704-1(b) (2) (ii) (d) (4), (5) and (6).
For purposes of this definition of "Adjusted Capital Account," any recourse debt for which no Member bears the Economic Risk of Loss shall be treated as a Company Nonrecourse Liability.

         ADJUSTED PROPERTY - means any property, the Carrying Value of which has been adjusted pursuant to Section 4.3(d) (i) or 4.3 (d) (ii). Once an Adjusted Property is deemed distributed by, and recontributed to, the Company for federal income tax purposes upon a termination thereof pursuant to
Section 708 of the Code, such property shall thereafter constitute Contributed Property until the Carrying Value of such property is thereafter adjusted pursuant to Section 4.3(d) (i) or 4.3 (d) (ii).

         ADVISORY COMMITTEE - as defined in Section 6.2(a).

         AFFILIATE - (a) with respect to any Person who is a natural person,
(i) each Entity that such Person controls and (ii) each member of such Person's immediate family and (b) with respect to any Entity, (i) each Entity that such Entity controls, (ii) each Person that controls such Entity and
(iii) each Entity that is under common control with such Entity. For the purposes of the preceding sentence, the term "control" shall mean the possession, directly or indirectly, through one or more intermediaries, of the power or authority, through ownership of voting securities, by Contract or otherwise, to direct the management, activities or policies of the Entity.
 With respect to the Company, an Affiliate thereof shall be deemed to include an Entity that is controlled by the Company.

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                                       -3-

         AGREED VALUE - of any Contributed Property means the fair market value of such property or other consideration at the time of contribution, as determined by the Advisory Committee using such reasonable method of valuation as it may adopt; PROVIDED, however, that the Agreed Value of any property deemed contributed to the Company for federal income tax purposes upon termination and reconstitution thereof pursuant to Section 708 of the Code shall be determined in accordance with Section 4.3(c). Subject to
Section 4.3(c), the Advisory Committee shall, in its sole discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

         BANKRUPT MEMBER - any Member (a) that (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy,
(iii) is adjudged bankrupt or insolvent or has entered against the Member an order for relief in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for the Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (i) through (iv) of this clause (a), or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's properties or (b) against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation has been commenced and 120 days have expired without dismissal or stay thereof or with respect to which, without the Member's consent or acquiescence, a trustee, receiver or liquidator of the Member or of all or any substantial part of the Member's properties has been appointed and 90 days have expired without the decree or order making such appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

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                                       -4-

         BOOK-TAX DISPARITIES - means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member's share of the Company Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member's Capital Account balance as maintained pursuant to Section 4.3 and the hypothetical balance of such Member's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

         BROKER CALL RATE - means as of any particular date the publicly announced broker call rate of Citibank, N.A., New York, in effect on the last day of the last month ending prior to such date, and means with respect to any period the average of the publicly announced broker call rates of Citibank, N.A., New York in effect on the last day of each month ending during such period.

         BUSINESS - the business, anywhere in the world, of acting as a wholesale over-the-counter market maker and/or a third-market broker dealer and any other business functionally interrelated to or incidental to either of the foregoing.

         BUSINESS DAY - any day other than a Saturday, a Sunday or a holiday on which national banking associations in New York City, are required or permitted by law to be closed.

         CAPITAL ACCOUNT - the capital account maintained for a Member pursuant to Section 4.3.

         CAPITAL CONTRIBUTION - any contribution by a Member to the capital of the Company.

         CARRYING VALUE - (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax

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                                       -5-

purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 4.3(d) (i) and 4.3(d) (ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Advisory Committee.

         CERTIFICATE - as defined in Section 2.1.

         CHAIRMAN - as defined in Section 6.3(c).

         CODE - the Internal Revenue Code of 1986, as amended from time to time.

         COMMON INTEREST - the common limited liability company interest (expressed as a percentage) of a Member in the Company, including rights as a Common Unit holder to distributions (liquidating or otherwise), allocations of Net Income and Net Loss, information and to consent or approve. The Common Interest of each Member shall be determined from time to time by dividing the number of Common Units held by such Member at that time by the aggregate number of Common Units then outstanding; provided, that no Member shall have a Common Interest in excess of 20 percent; provided further, that any Common Interest which would have been held by a Member but for the preceding proviso shall be allocated among the other Members in accordance with their respective Common Interests. As of the Effective Date, the Common Interest of each Member is as set forth on Schedule A hereto.

         COMMON UNITS - units of the Company designated as common, which in the aggregate constitute 100 percent of the Common Interest. As of the Effective Date, the number of Common Units held by each Member is as set forth on Schedule A hereto.

         COMPANY - Roundtable Partners, L.L.C., a Delaware limited liability company.

         COMPANY NONRECOURSE DEDUCTIONS - with respect to Company Nonrecourse Liabilities, the amount of deductions, losses and expenses equal to the net increase

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                                       -6-

during the year in Minimum Gain attributable to Company Nonrecourse Liabilities, reduced (but not below zero) by proceeds of Company Nonrecourse Liabilities allocated to an increase in Minimum Gain distributed during the year, as determined in accordance with applicable Treasury Regulations.

         COMPANY NONRECOURSE LIABILITIES - nonrecourse liabilities (or portions thereof) of the Company for which no Member bears the Economic Risk of Loss.

         CONTRIBUTED PROPERTY - each property or other asset, in such form as may be permitted by the Act (but excluding cash and any property or other assets treated as sold to the Company pursuant to Section 707(a) of the Code including, without limitation, the Trimark Interest), contributed to the Company (or deemed contributed to the Company on termination and reconstitution thereof pursuant to Section 708 of the Code). Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 4.3(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

         CONTRACT - any contract, agreement, lease, license, easement, servitude, right-of-way, mortgage, bond, note or other instrument.

         CURATIVE ALLOCATION - any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 5.1(c) (vi).

         DISPOSE, DISPOSING or DISPOSITION - a sale, lease, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance (including by operation of law) or the acts thereof.

         ECONOMIC RISK OF LOSS - as defined in Treasury Regulation Section 1.752-2(a).

         EFFECTIVE DATE - as defined in Section 3.1.

         ENTITY - any corporation, limited liability company, partnership, limited partnership, venture, trust, estate, governmental entity or other entity.

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                                       -7-

         FINANCIAL STATEMENTS - the annual financial statements of the Company.

         GAAP - generally accepted accounting principles consistently applied.

         KNIGHT ORDER FLOW PERCENTAGE - with respect to each Member, for any taxable period of the Company, the amount obtained by multiplying (a) the excess of 100 percent over the aggregate Common Interests of all the Management Investors at that time by (b) the product obtained by dividing (i) the total amount of rebates for order flow received by such Member (or a percentage (not to exceed 100%, in the aggregate, with respect to any one entity) of order flow provided by an entity related to such Member as indicated on Exhibit 1.1 hereto) from Knight Securities during such taxable period by (ii) the total amount of rebates for order flow received by all Members (other than Management Investors) from Knight Securities during such taxable period; provided, that with respect to each Management Investor the Knight Order Flow Percentage at any time shall equal the Common Interest of such Management Investor at that time.

         KNIGHT SECURITIES - Knight Securities, L.P., a New York limited partnership.

         MANAGEMENT INVESTORS - Walter Raquet, Kenneth Pasternak, Robert Lazarowitz and Steven Steinman, in each case so long as such individual is a Member.

         MEMBER - any Person executing this Agreement as of the date hereof as a member or hereafter admitted to the Company as a member as provided in this Agreement, but excluding any Person who has ceased to be a Member in the Company. As the context may require, in connection with the allocation of any item of income, gain, loss, deduction, profit or distribution, but not otherwise, the term "Member" shall include unadmitted transferees of Members who are treated as partners of the Company for federal income tax purposes.

         MEMBER NONRECOURSE DEBT - any nonrecourse debt of the Company for which any Member bears the Economic Risk of Loss.

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                                       -8-

         MEMBER NONRECOURSE DEDUCTIONS - with respect to a Member Nonrecourse Debt, the amount of deductions, losses and expenses equal to the net increase during the year in Minimum Gain attributable to Member Nonrecourse Debt, reduced (but not below zero) by proceeds of such Member Nonrecourse Debt allocated to an increase in Minimum Gain attributable to Member Nonrecourse Debt distributed during the year to the Members who bear the Economic Risk of Loss for such debt, as determined in accordance with applicable Treasury Regulations.

         MEMBERSHIP INTEREST - the aggregate, with respect to any Member, of its Common Interest, its Preferred A Interest and its Preferred B Interest.

         MINIMUM GAIN - (a) with respect to Company Nonrecourse Liabilities, the amount of gain that would be realized by the Company if it Disposed of (in a taxable transaction) all Company properties that are subject to Company Nonrecourse Liabilities in full satisfaction of such liabilities, computed in accordance with applicable Treasury Regulations or (b) with respect to Member Nonrecourse Debt, the amount of gain that would be realized by the Company if it Disposed of (in a taxable transaction) the Company property that is subject to such Member Nonrecourse Debt in full satisfaction of such debt, computed in accordance with applicable Treasury Regulations.

         NET AGREED VALUE - (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company's Carrying Value of such property (as adjusted pursuant to Section 4.3(d) (ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

         NET CAPITAL REQUIREMENTS - the requirements as to maintenance of net capital prescribed by Rule 15c3-1 (and the appendices thereto) and Rule 15c3-3 under the Securities Exchange Act of 1934, as now in effect and as from time to

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                                       -9-

time amended, or the rules dealing with the same subject matter as those rules of any governmental authority or self-regulatory organization having jurisdiction over the Company, Trimark and/or Knight Securities, whichever shall from time to time be the more restrictive.

         NET INCOME - for any taxable period, the excess, if any, of the Company's items of income and gain for such taxable period over the Company's items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 4.3(b) and shall not include any items specially allocated under Section 5.1(c). If an item of income, gain, loss or deduction that has been included in the initial computation of Net Income is subsequently subjected to a Required Allocation or a Curative Allocation, Net Income or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

         NET LOSS - for any taxable period, the excess, if any, of the Company's items of loss and deduction for such taxable period over the Company's items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 4.3(b) and shall not include any items specially allocated under
Section 5.1(c). If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subsequently subjected to a Required Allocation or a Curative Allocation, Net Income, or Net Loss, whichever the case may be, shall be recomputed without regard to such item.

         NONRECOURSE BUILT-IN GAIN - with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Company Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Sections 5.2(b) (i) (A) or 5.2(b) (ii) (A) if such properties were Disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

         OFFICER - as defined in Section 6.9(a).

         PERSON - any natural person or Entity.

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                                       -10-

         PREFERRED A HOLDER - any Member holding Preferred A Units.

         PREFERRED A HOLDER'S PREFERENCE AMOUNT - with respect to each Preferred A Holder, for each period an amount equal to (i) the average balance of the Preferred A Holder's Unrecovered Preferred Capital Amount during that period, multiplied by (ii) the Broker Call Rate (prorated for any period, consisting of less than 365 days).

         PREFERRED A HOLDER'S PREFERRED CAPITAL AMOUNT - with respect to each Preferred A Holder, an amount equal to (i) six-sevenths (6/7) of all amounts contributed by the Preferred A Holder under Section 4.1 minus (ii) the sum of (A) any distributions to the Preferred A Holder under Section 5.3(a)(iv) plus (B) the product of $10 multiplied by the number of Preferred A Units converted by such Preferred A Holder into Common Units pursuant to Section 11.1.

         PREFERRED A HOLDER'S AGGREGATE PREFERENCE AMOUNT - with respect to each Preferred A Holder, on any given date, an amount equal to (i) the aggregate amount of the Preferred A Holder's Preference Amounts through such date, minus (ii) the aggregate amount of distributions made to the Preferred A Holder under Section 5.3(a)(i).

         PREFERRED A HOLDER'S UNRECOVERED PREFERRED CAPITAL AMOUNT - with respect to each Preferred A Holder, on any given date, an amount equal to (i) the Preferred A Holder's Preferred Capital Amount, plus (ii) the Preferred A Holder's Aggregate Preference Amount (determined without taking into account the Preferred A Holder's Preference Amount for the taxable period in which such date falls).

         PREFERRED A HOLDER'S UNTAXED PREFERENCE AMOUNT - with respect to each Preferred A Holder, on any given date, an amount equal to (i) the aggregate amount of the Preferred A Holder's Preference Amounts through such date, minus (ii) the aggregate amount of Net Income previously allocated to the Preferred A Holder under Section 5.1(a)(i).

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         PREFERRED A INTEREST - the series A preferred limited liability company interest (expressed as a percentage of all Preferred A Interests) of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations and information. As of the Effective Date, the Preferred A Interest of each Member is as set forth on Schedule A hereto.

         PREFERRED A UNITS - units of the Company designated as Series A Preferred, which in the aggregate constitute 100 percent of the Preferred A Interest. As of the Effective Date, the number of Preferred A Units held by each Member is as set forth on Schedule A hereto.

         PREFERRED B HOLDER - any Member holding Preferred B Units.

         PREFERRED B HOLDER'S PREFERENCE AMOUNT - for each period an amount equal to (i) the average balance of the Preferred B Holder's Unrecovered Preferred Capital Amount during that period, multiplied by (ii) the Broker Call Rate (prorated for any period, consisting of less than 365 days).

         PREFERRED B HOLDER'S PREFERRED CAPITAL AMOUNT - an amount equal to
(i) Fifteen Million Dollars ($15,000,000) minus (ii) any distributions to the Preferred B Holder under Section 5.3(a)(v).

         PREFERRED B HOLDER'S AGGREGATE PREFERENCE AMOUNT - on any given date, an amount equal to (i) the aggregate amount of the Preferred B Holder's Preference Amounts through such date, minus (ii) the aggregate amount of distributions made to the Preferred B Holder under Section 5.3(a)(ii).

         PREFERRED B HOLDER'S UNRECOVERED PREFERRED CAPITAL AMOUNT - on any given date, an amount equal to (i) the Preferred B Holder's Preferred Capital Amount, plus (ii) the Preferred B Holder's Aggregate Preference Amount (determined without taking into account the Preferred B Holder's Preference Amount for the taxable period in which such date falls).

         PREFERRED B HOLDER'S UNTAXED PREFERENCE AMOUNT - on any given date, an amount equal to (i) the aggregate amount of the Preferred B Holder's Preference

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                                       -12-

Amounts through such date, minus (ii) the aggregate amount of Net Income previously allocated to the Preferred B Holder under Section 5.1(a)(ii).

         PREFERRED B INTEREST - the series B preferred limited liability company interest (expressed as a percentage of all Preferred B Interests) of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations and information. As of the Effective Date, the Preferred B Interest of each Member is as set forth on Schedule A hereto.

         PREFERRED B UNITS - units of the Company designated as Series B Preferred, which in the aggregate constitute 100 percent of the Preferred B Interest. As of the Effective Date, the number of Preferred B Units held by each Member is as set forth on Schedule A hereto.

         PREFERRED INTEREST - with respect to any Member, the percentage obtained by dividing (a) the sum of all Preferred A Units and Preferred B Units held by such Member by (b) the sum of all Preferred A Units and all Preferred B Units then held by all the Members.

         RECAPTURE INCOME - any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or 743 of the Code) upon the Disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

         REPRESENTATIVE - as defined in Section 6.2(a).

         REQUIRED ALLOCATIONS - any allocation (or limitation imposed on any allocation) of an item of income, gain, deduction or loss pursuant to Sections 5.1(c) (i) - (v), such allocations (or limitations thereon) being directly or indirectly required by the Treasury regulations promulgated under
Section 704(b) of the Code.

         RESIDUAL GAIN or RESIDUAL LOSS - any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a

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                                       -13-

Disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Sections 5.2(b) (i)
(A) or 5.2(b) (ii) (A), respectively, to eliminate Book-Tax Disparities.

         RESIGNING MEMBER - as defined in Section 10.1

         SECRETARY OF STATE - the Secretary of State of the State of Delaware.

         TRANSFER AGREEMENT - the Master Contribution, Assignment and Assumption Agreement dated concurrently herewith by and between Trimark Securities, Inc. and the Company.

         TRIMARK - Trimark Securities L.P., a New York limited partnership.

         TRIMARK INCOME PERCENTAGE - with respect to any taxable period of the Company, a fraction, the numerator of which is the excess, if any, of Trimark's items of income and gain for such taxable period over Trimark's items of loss and deduction for such taxable period and the denominator of which is the Net Income for such taxable period.

         TRIMARK INTEREST - the 99.99% general partnership interest in Trimark being transferred to the Company as of the Effective Date pursuant to the Transfer Agreement.

         TRIMARK ORDER FLOW PERCENTAGE - with respect to each Member, for any taxable period of the Company, the amount obtained by multiplying (a) the excess of 100 percent over the aggregate Common Interests of all the Management Investors at that time by (b) the product obtained by dividing (i) the total amount of rebates for order flow received by such Member (or a percentage (not to exceed 100%, in the aggregate, with respect to any one entity) of order flow provided by an Entity related to such Member as indicated on Exhibit 1.1 hereto) from Trimark during such taxable period by
(ii) the total amount of rebates for order flow received by all Members (other than Management Investors) from Trimark during such taxable period; provided, that with respect to each Management Investor, the

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                                       -14-

Trimark Order Flow Percentage at any time shall equal the Common Interest of such Management Investor at that time.

         UNREALIZED GAIN - attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 4.3(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.3(d) as of such date).

         UNREALIZED LOSS - attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 4.3(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 4.3(d)).

    1.2 DIRECTLY OR INDIRECTLY; WITHOUT LIMITATION. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person. Throughout this Agreement, the term "including" and words to the same or similar effect shall be interpreted and construed to mean "including without limitation."

    1.3 REFERENCES. All references herein to one gender shall include the others and the singular shall include the plural and vice versa as appropriate. All references to an Entity shall be deemed to include its successors and assigns, to the extent succession or assignment is not restricted by this Agreement. Unless otherwise expressly provided, all references to "Articles" or "Sections" are to Articles or Sections of this Agreement and all references to "Exhibits" are to the exhibits attached hereto, each of which is made a part hereof for all purposes.

    1.4 CONSENTS, APPROVALS, ETC. All references herein to the consent, approval or agreement of the Advisory Committee shall mean, unless otherwise expressly provided in this Agreement, the consent, approval or agreement of a majority of the Representatives then elected.

                                      ARTICLE II
                                     ORGANIZATION

    2.1 ORGANIZATION. Effective as of October 5, 1994, the Company was organized as a Delaware limited liability company by the filing of the Certificate of Formation attached hereto as Exhibit 2.1 (the "Certificate") in the office of the Secretary of State under and pursuant to the Act.

    2.2. NAME. The name of the Company is "Roundtable Partners, L.L.C." and all Company business shall be conducted under such name or such other name or names that comply with applicable law and as the Advisory Committee may designate from time to time.

    2.3 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE IN THE UNITED STATES; OTHER OFFICES. The registered office of the Company in the State of Delaware shall be the initial registered office designated in the Certificate or such other office (which need not be a place of business of the Company) as the Advisory Committee may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent designated in the Certificate or such other Person or Persons as the Advisory Committee may designate from time to time in the manner provided by law. The principal office of the Company in the United States of America shall be in Jersey City, New Jersey or such other place (which need not be within the State of Delaware) as the Advisory Committee may designate from time to time. The Company shall have such other offices (which need not be within the State of Delaware) as the Advisory Committee may determine to be appropriate.

    2.4 PURPOSES. The purpose of the company is to engage in and operate the Business, either directly, or indirectly as a holding company holding interests in one or more Entities engaged in and operating the Business; provided, however, that the Company shall under no circumstances engage in any activity that is forbidden by the law of any jurisdiction in which the Company or its Affiliates engages in business.

    2.5 FOREIGN QUALIFICATION. Prior to the Company conducting business in any jurisdiction other than the State of Delaware, the Advisory Committee shall cause the Company to comply, to the extent procedures are available, with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. Each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming to this Agreement that are necessary or appropriate to qualify, or, as appropriate, to continue or terminate such qualification of, the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

    2.6 TERM. The Company commenced on the date the Certificate was filed with the Secretary of State and shall continue in existence until the date fixed in the Certificate as the latest date on which the Company is to dissolve or such earlier time as may be specified in or pursuant to this Agreement; provided, however, that the Members may, with the consent of Members holding not less than a majority of the Common Interests held by all Members, extend the term of the Company beyond such period for a specified period of time that complies with the Act.

                                    ARTICLE III
                          MEMBERS; DISPOSITIONS OF INTERESTS

    3.1 MEMBERS. The Members of the Company are those Persons set forth on Schedule A, each of which was admitted to the Company as a Member at the time the Company was formed or is admitted to the Company as a Member on the date hereof (the "Effective Date").

    3.2 REPRESENTATIONS AND WARRANTIES. Each Member hereby represents and warrants to the Company and each other Member that: (a) if such Member is an Entity, it is duly organized, validly existing and in good standing under the law of the jurisdiction of its organization and is duly qualified and in good standing in the jurisdiction of its principal place of business (if not organized therein); (b) such member has full corporate, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, members, or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (c) such Member has duly executed and delivered this Agreement; (d) such Member's authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound or with any law or regulation to which that Member is subject; (e) such Member is acquiring its Membership Interest for its own account and not with a view to a sale or distribution thereof in violation of any securities laws and such Member has received, or has had access to, all information which it considers necessary or advisable to that Member's decision concerning its acquisition of the Membership Interest; (f) such Member has not entered into and will not enter into, at any time, any oral or written agreement or understanding with any other Member to act in concert with any other Member with respect to the management and operation of the Company, including any voting of such Member's Common Interests as may occur from time to time; and (g) this Agreement constitutes a valid, binding and enforceable agreement of that Member, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors' rights; PROVIDED, HOWEVER, that the representation and warranty in clause (f) of this Section 3.2 shall apply only to Members which are also members or member organizations of a national securities exchange.

    3.3  DISPOSITION OF INTERESTS.

         (a) Except as otherwise permitted by Section 4.3 and Article X, no Member shall, directly or indirectly, Dispose of all or any part of its Membership Interest (including any right to receive distributions from the Company) to any Person (including an Affiliate of such Member) without first
(x) obtaining the consent of that number of the other Members who are not members or member organizations of a national securities exchange (unless such member has obtained the unconditional written consent, or a consent subject to such conditions as are acceptable to a majority of the Management Investors, of the applicable securities exchange) who hold Common Interests at least equal to the majority of Common Interests held by all Members other than the Member proposing such Disposition (which consent may be given or withheld in such other Members' sole judgment) and (y) complying with the provisions of Sections 3.3(b).

         (b) If, in connection with the Disposition of a Membership Interest, a Member purports to grant any Person (including an Affiliate of such Member) the right to be admitted as a Member of the Company, such Person shall have the right to be so admitted as a Member only if: (i) that number of the other Members who are not members or member organizations of a national securities exchange (unless such member has obtained the unconditional written consent, or a consent subject to such conditions as are acceptable to a majority of the Management Investors, of the applicable securities exchange) who hold Common Interests at least equal to the majority of Common Interests held by all Members other than the Member proposing such Disposition consent to such admission (which consent may be given or withheld in the sole judgment of such other Members) and (ii) the other Members receive a document (A) executed by both the Member effecting such Disposition and the Person to which such Interest is Disposed, (B) including the notice and payment address and facsimile number of the Person to be admitted to the Company as a Member and the written acceptance by such Person of all the terms and provisions of this Agreement and agreement by such Person to perform and discharge timely all of the obligations and liabilities in respect of the interest being obtained, (C) setting forth the Common Interest, Preferred A Interests, Preferred B Interests and Capital Accounts of each of the Member effecting such Disposition and the Person to which such interest is Disposed after such Disposition, which together shall total the Common Interest, Preferred A Interest, Preferred B Interest and Capital Account, respectively, of the Member effecting such Disposition prior thereto, (D) containing a representation and warranty by the Member effecting such Disposition and the Person to which such interest is Disposed to the effect that such Disposition was made in accordance with all laws and regulations, including securities laws, applicable to such Member or Person, as appropriate, (E) containing representations and warranties by the Person to which such interest is Disposed that are substantially equivalent to those contained in Section 3.2 hereof, and (F) setting forth the effective date thereof.

         (c) Any attempted Disposition of an interest or right, or any part thereof, in or in respect of any Membership Interest (including any right to receive distributions from the Company) other than in accordance with this
Section 3.3 shall be, and hereby is declared, null and void AB INITIO.

         (d) Notwithstanding any provision in this Agreement to the contrary, in no event shall any Member have the right or power to pledge or otherwise grant (or cause to be pledged or otherwise granted) a mortgage covering or a security interest in any other Member's Membership Interest or any portion thereof (and the Advisory Committee shall not have the right or power to pledge or otherwise grant (or cause to be pledged or otherwise granted) a mortgage covering or a security interest in any Member's Membership Interest or any portion thereof).

    3.4 ADDITIONAL INTERESTS. Additional Membership Interests may be issued, and additional Persons may be admitted as Members, only with the consent of the Advisory Committee, provided, that any such additional Membership Interests shall be issued for cash, or other contributed Property having an Agreed Value at least equal to the lesser of (i) the fair market value of the Membership Interest proposed to be issued and (ii) the price that would have been paid for such Membership Interest by a Person who became a Member on the Effective Date. Such admitted Members shall have such rights as determined by the Advisory Committee.

    3.5 LIABILITY TO THIRD PARTIES. No Member, Representative or Officer shall have any personal obligation for any liabilities of the Company, whether such liabilities arise in contract, tort or otherwise, except to the extent that any such liabilities are expressly assumed in writing by such Member, Representative or Officer; PROVIDED, HOWEVER, that nothing in this
Section 3.5 shall be construed as an agreement by the Company to indemnify or hold harmless any Member, Representative or Officer.

    3.6 REMOVAL. A Member may not be removed or expelled as a Member of the Company, except as expressly set forth in Article X.

    3.7 REGISTRATION RIGHTS. The Members shall have the registration rights set forth in Exhibit 3.7 hereto.

                                      ARTICLE IV
                                CAPITAL CONTRIBUTIONS

    4.1  CAPITAL CONTRIBUTIONS.

         (a) Effective as of the Effective Date, each of the Members (other than Trimark Securities) has contributed the amount of cash set forth next to such Member's name on Schedule A hereto to the Company as a Capital Contribution and Trimark Securities shall be treated as having sold, and not contributed as a Capital Contribution, the Trimark Interest to the Company.

         (b) No Member shall have any obligation to make any capital contribution other than the capital contribution referred to in section 4.1(a), except that each Management Investor shall, upon the admission of any additional Members, be required to contribute capital in exchange for Common Units such that the Common Interest of such Management Investor immediately after the admission of such new Members is not less than the Common Interest of such Management Investor immediately before such admission; provided that this obligation of each Management Investor shall expire at such time as such Management Investor shall, in the aggregate, have made capital contributions to the Company of $3 million.

    4.2 RETURN OF CONTRIBUTIONS. A Member is not entitled (except as otherwise expressly provided by other provisions of this Agreement) to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of the other Members. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any other Members' Capital Contributions.

    4.3  CAPITAL ACCOUNTS.

         (a) The Company shall maintain for each Member owning a Membership Interest a single, separate Capital Account with respect to such Membership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of cash and the Net Agreed Value of all property transferred to the Company as Capital Contributions with respect to such Membership Interest pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 4.3(b) and allocated to such Membership Interest pursuant to
Section 5.1, and decreased by (x) the amount of cash and the Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Membership Interest pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 4.3(b) and allocated to such Membership Interest pursuant to Section 5.1.

         (b) For purposes of computing the amount of any item of income, gain, loss or deduction to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

          (i) Except as otherwise provided in Treasury Regulation
      Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

         (ii) Any income, gain or loss attributable to the taxable Disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of Disposition were equal in amount to the Company's Carrying Value with respect to such property as of such date.

        (iii) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted tax basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 4.3(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted tax basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as if applied for federal income tax purposes; provided, however, that if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the Advisory Committee may adopt.

         (c) A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred; provided, however, that, if the transfer causes a termination of the Company under Section 708(b)(1)(B) of the Code, the Company's properties shall be deemed to have been distributed in liquidation of the Company to the Members (including any transferee of a Membership Interest that is a party to the transfer causing such termination) pursuant to Section 12.2 and recontributed by such Members in reconstitution of the Company. Any such deemed distribution shall be treated as an actual distribution for purposes of this Section 4.3. In such event, the Carrying Values of the Company properties shall be adjusted immediately prior to such deemed distribution pursuant to
Section 4.3(d)(ii) and such Carrying Values shall then constitute the Agreed Values of such properties upon such deemed contribution to the reconstituted Company. The Capital Accounts of such reconstituted Company shall be maintained in accordance with the principles of this Section 4.3.

          (d) (i) Consistent with the provisions of Treasury Regulation
      Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Common Units for cash or Contributed Property, the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 5.1. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Membership Interests shall be determined by the Advisory Committee using such reasonable method of valuation as it may adopt; provided, however, the Advisory Committee, in arriving at such valuation, must take fully into account the fair market value of the Membership Interests of all Members at such time. The Advisory Committee shall allocate such aggregate value among the assets of the Company (in such manner as it determines in its sole discretion to be reasonable) to arrive at a fair market value for individual properties.

              (ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than (A) a distribution of cash that is not in redemption or retirement of any portion of a Membership Interest or (B) a distribution that is in redemption of a Preferred A Interest or a Preferred B Interest), the Capital Accounts of all Members and the Carrying Value of such Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 5.1. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a deemed distribution occurring as a result of a termination of the Company pursuant to Section 708 of the Code, be determined and allocated in the same manner as that provided in Section 4.3(d)(i) or
      (B) in the case of a liquidating distribution pursuant to Section 12.2 be determined and allocated by the liquidator using such reasonable method of valuation as it may adopt.

         (e) Capital Accounts shall be adjusted, in a manner consistent with this Section 4.3, to reflect any adjustments in items of the Company's income, gain, loss or deduction that result from amended returns filed by the Company or pursuant to an agreement by the Company with the Internal Revenue Service or a final court decision.

    4.4 ADVANCES BY MEMBERS. Except as approved by the Advisory Committee, or provided for specifically herein, no Member may advance any money or other property to, or contribute any money or property to, the Company.


                                      ARTICLE V
                            ALLOCATIONS AND DISTRIBUTIONS

    5.1 ALLOCATIONS FOR CAPITAL ACCOUNT PURPOSES. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company's items of income, gain, loss and deduction (computed in accordance with Section 4.3(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

         (a)  After giving effect to the special allocations set forth in
Section 5.1(c), Net Income for each taxable period and all items of income and gain taken into account in computing Net Income for such taxable period shall be allocated to the Members in the following order and priority:

              (i) first, to each Preferred A Holder in an amount equal to the Preferred A Holder's Untaxed Preference Amount;

         (ii) second, to each Preferred B Holder in an amount equal to the Preferred B Holder's Untaxed Preference Amount;

         (iii) third, to each Member in an amount equal to the excess, if any, of Net Losses allocated to such Member under Section 5.1(b)(v) over Net Income previously allocated to such Member under this Section 5.1.(a)(iii).

         (iv) fourth, to each Member in an amount equal to the excess of Net Losses allocated to such Member under Section 5.1(b)(iv) over Net Income previously allocated to such Member under this Section 5.1(a)(iv). For purposes of this Section 5.1(a)(iv), Net Income shall be allocated among the Members in a manner that "unwinds" the allocation of Net Losses set forth in Section 5.1(b)(iv), I.E., taking into account allocations made under the second sentence of Section 5.1(b)(iv) before taking into account allocations made under the first sentence of Section 5.1(b)(iv).

         (v) fifth, in accordance with their respective Trimark Order Flow Percentages, in an aggregate amount equal to the result obtained by multiplying (A) 50 percent of the Net Income which was not allocated pursuant to Section 5.1(a)(i), (ii) (iii) and (iv) by (B) the Trimark Income Percentage for such taxable period.

         (vi) sixth, in accordance with their respective Knight Order Flow Percentages, in an aggregate amount equal to the excess of
      (A) 50 percent of the Net Income which was not allocated pursuant to Sections 5.1(a)(i), (ii), (iii) and (iv) over (B) the Net Income allocated pursuant to Section 5.1(a)(v).

         (vii) seventh, in accordance with their respective Common Interests.

         (b)  After giving effect to the special allocations set forth in
Section 5.1(a), Net Loss for each taxable period and all items of loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated to the Members in the following order and priority:

          (i) first, with respect to any Preferred A Units converted pursuant to Section 11.1, to each Preferred A Holder to the extent of the excess, if any, of (A) allocations made with respect to any such converted Preferred A Units pursuant to Section 5.1(a)(i) over (B) the sum of (1) distributions made with respect to any such converted Preferred A Units pursuant to

      Section 5.3(a)(ii) and (2) any Net Loss previously allocated to such Preferred A Holder pursuant to this Section 5.1(b)(i).

         (ii) [intentionally omitted].

         (iii) third, to all the Members in accordance with their respective Common Interests, but only to the extent such amount when so allocated would not result in, or cause an increase in, a deficit balance in any Member's Adjusted Capital Account.

         (iv) fourth, to the Members that (after the application of Sections 5.1(b)(i)-(iii)) do not have an Adjusted Capital Account with a deficit balance in accordance with their respective Common Interests; but only to the extent such amount when so allocated would not result in, or cause an increase in, a deficit balance in any Member's Adjusted Capital Account. This Section 5.1(b)(iv) shall be applied, MUTATIS MUTANDIS, until the allocation of Net Losses would cause each of the Members to have a deficit balance in such member's Adjusted Capital Account.

         (v) fifth, to each Member in proportion to its respective Common Interest.

         (c) Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for each taxable period:

          (i) MINIMUM GAIN CHARGEBACK. If, at any time during any Company taxable period, there is a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities, then to the extent of such decrease items of Company income and gain for such period (and, if necessary, subsequent periods) shall be specially allocated as quickly as possible to each Member having a share of the Minimum Gain attributable to Company Nonrecourse Liabilities, in proportion to, and to the extent of, the portion of such Member's share of the net decrease during such period in Minimum Gain attributable to Company Nonrecourse Liabilities.
       The items to be so allocated shall be determined in accordance with Treasury

      Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.1(c)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

         (ii) MEMBER MINIMUM GAIN CHARGEBACK. If, at any time during any Company taxable period, there is a net decrease in the Minimum Gain attributable to Member Nonrecourse Debt, then to the extent of such decrease items of Company income and gain for such period (and, if necessary, subsequent periods) shall be specially allocated as quickly as possible to each Member having a share of the Minimum Gain attributable to Member Nonrecourse Debt in proportion to, and to the extent of, the portion of such Member's share of the net decrease during such period in Minimum Gain attributable to Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.1(c)(ii) is intended to comply with the partner minimum gain chargeback requirement in the foregoing section of the Treasury Regulations and shall be interpreted consistently therewith.

        (iii) QUALIFIED INCOME OFFSET. If, at any time during any Company taxable period any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), and if such adjustment, allocation or distribution would result in or increase a deficit balance in the Adjusted Capital Account of such Member as of the end of a Company taxable year, then items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate (to the extent required by the foregoing Treasury Regulations) such deficit as quickly as possible, provided that an allocation pursuant to this Section 5.1(c)(iii) shall be made only if and to the extent that such Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.1(c)(iii) were not in this Agreement.

         (iv) MEMBER NONRECOURSE DEDUCTIONS. The Member Nonrecourse Deductions for any taxable period shall be specially allocated in accordance with Treasury Regulations Section 1.704-(2)(i)(1) among the Members bearing the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable.

          (v) CODE SECTION 754 ADJUSTMENTS. To the extent that an adjustment to the adjusted tax basis of any asset of the Company under Sections 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations.

         (vi) CURATIVE ALLOCATIONS. Notwithstanding any other provisions of this Section 5.1, the Required Allocations, if any, made pursuant to this Section 5.1(c) shall be taken into account in allocating other Net Income, Net Loss and items of Company income, gain, loss and deduction for the Company taxable year in which such Required Allocation occurs and each subsequent Company taxable year among the Members so that, to the extent possible, the net amount of income, gain, loss, deduction and other items allocated to each Member shall be equal to the net amount that would have been allocated to each such Member if the Required Allocations had not been made. Notwithstanding the preceding sentence, (i) allocations of Member Nonrecourse Deductions shall not be taken into account hereunder except to the extent that there has been a net decrease in Minimum Gain attributable to Member Nonrecourse Debt and (ii) allocations of Company Nonrecourse Deductions shall not be taken into account hereunder except to the extent there has been a net decrease in Minimum Gain attributable to Company Nonrecourse Liabilities.

        (vii) EXCESS NONRECOURSE LIABILITIES. Solely for purposes of determining each Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member's interest in the Net Income of the Membership shall be its Common Interest, as adjusted from time to time.

       (viii) ALLOCATIONS GREATER THAN 20 PERCENT. No allocation of Net Income or Net Loss shall be made to any Member if such allocation would cause such Member to have allocated to it an amount in excess, in any taxable year, of greater than 20 percent of the Company's Net Income or Net Loss for such year; provided any Net Income or Net Loss not allocated pursuant to this Section 5.1(c)(viii) shall be allocated among the other Members in accordance with their respective Common Interests (which allocation shall again be subject to the limitation contained in this Section 5.1(c)(viii)).

    5.2  ALLOCATIONS FOR TAX PURPOSES

         (a) Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative items of "book" income, gain, loss or deduction is allocated pursuant to Section 5.1, and (ii) each tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to Section 5.1.

         (b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

              (i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted tax basis at the time of contribution; and (B) any item of Residual Gain or

      Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

         (ii) (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 4.3(d)(i) or (ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with
      Section 5.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 5.1.

         (iii) To correct distortions created by the "Ceiling rule" of Treasury Regulation Section 1.704-3(b)(1), to the extent permitted or required by Treasury Regulations, the Company may make curative allocations of Company tax items (other than those with respect to property which is subject to the allocations contained in clauses (i) and (ii) above) so that allocations of tax items be made to effect the purposes of Code Sections 704(b) and 704(c) by allocating the tax consequences of precontribution gain or loss to a contributing Member.

         (c) Any gain allocated to the Members upon the sale or other taxable Disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 5.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

         (d) All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

         (e) For federal income tax purposes, the Trimark Interest shall be treated as having been sold, and not contributed, to the Company pursuant to
Section 707 of the Code.

    5.3  DISTRIBUTIONS.

         (a) The Company shall distribute cash or other property to the Members as set forth below:

          (i) first, on the last day of each calendar quarter in each Company taxable year, the Company shall distribute to each Preferred A Holder the Preferred A Holder's Aggregate Preference Amount;

         (ii) second, on the last day of each calendar quarter in each Company taxable Year, the Company shall distribute to each Preferred B Holder the Preferred B Holder's Aggregate Preference Amount;

        (iii) third, no less than three days prior to April 15 of each year, the Company shall distribute to the Members (the "April Distribution") (pro rata, in proportion to the amount of Net Income allocated to the Members pursuant to Sections 5.1(a)(iii) through (vii) with respect to the preceding taxable year), an amount equal to 50 percent of the excess of (A) the Net Income of the Company for the preceding taxable year over (B) the amounts allocated pursuant to Sections 5.1(a)(i) and (ii) with respect to such preceding taxable year, plus if the Company's Net Income for any year is increased above the amount used to compute the April Distribution as a result of an adjustment deemed necessary by the Company or as the result of a tax audit, the Company shall make an additional distribution in such amount as the Advisory Committee shall determine is appropriate, in its good faith discretion, taking into account the respective additional federal, state and local tax liability of the Members as a result of such increase and any related penalties and interest;

         (iv) fourth, on April 15 of each Company Year, the Company shall distribute to each Preferred A Holder a pro rata portion of fifty percent (or such higher percentage as may be determined by the Advisory Committee) of the excess of the Net Income for the immediately preceding Company taxable year over the sum of (a) the aggregate amount of the distributions with respect to such year required by Section 5.3(a)(iii) plus (b) fifty percent of the aggregate amount of the distributions with respect to such year required by Sections 5.3(a)(i) and (ii); provided, that any distributions made pursuant to this Section 5.3(a)(iv) shall be in redemption of that number of Preferred A Units equal to one-tenth of the dollar amount of the distribution made pursuant to this Section 5.3(a)(iv); provided further, that no distribution shall be made under this Section 5.3(a)(iv) in excess of the aggregate for all Preferred A Holders of the Preferred A Holder's Preferred Capital Amounts immediately before such distribution;

         (v) fifth, on April 15 of each Company Year occurring after the date on which all of the Preferred A Units have been either redeemed pursuant to Section 5.3(a)(iv) or converted pursuant to Section 11.1, the Company shall distribute to each Preferred B Holder a pro rata portion of fifty percent of the excess of Net Income for such taxable year over the sum of (a) the aggregate amount of the distributions with respect to such taxable year required by Section 5.3(a)(iii) plus (b) fifty percent of the aggregate amount of the distributions with respect to such year required by Section 5.3(a)(i) and (ii); provided, that any distributions made pursuant to this Section 5.3(a)(v) shall be in redemption of that number of Preferred B Units equal to one-tenth of the dollar amount of the distribution made pursuant to this Section 5.3(a)(v); provided further, that no distribution shall be made under this Section 5.3(a)(v) in excess of the Preferred B Holder's Preferred Capital Amount immediately before such distribution; and

         (vi) sixth, the Company shall periodically make distributions to the Members in accordance with their respective Capital Accounts (after reduction for the amount of any such Capital Account attributable to the acquisition of Preferred A Units or Preferred B Units and any allocations and distributions made as a result of the ownership of Preferred A Units or Preferred B Units), with the timing and aggregate amount of each distribution, if any, to be determined by the Advisory Committee.

         (b)  Notwithstanding the foregoing:

              (i) the Company may make distributions for the payment of taxes at such times as any Member would be required to pay federal estimated taxes in an amount not in excess of the Company's good faith estimate of the aggregate tax liability of the Members for the period to which such estimated taxes relate as a result of allocations of Net Income pursuant to section 5.1(a)(iii)-(vii); provided, any such distribution under this Section 5.3(b)(i) shall reduce any distribution under Section 5.3(a)(iii) which is computed with respect to the same taxable year;

         (ii) no distribution shall be made to any Member if such Member, as a result thereof, would receive distributions in excess of 20 percent of the Company's Net Income for the taxable year to which the distribution relates; provided any amounts not distributed pursuant to this Section 5.3(b)(ii) shall be distributed to the other Members in accordance with their respective Common Interests (which distribution shall again be subject to the limitation contained in this Section 5.3(b)(ii));

         (iii) no distributions shall be made under Section 5.3(a) if either the Company (including for this purpose its subsidiaries) is prohibited from making any such distribution by regulatory restrictions, including, without limitation, Net Capital Requirements; provided in the event the Company is prevented from making a distribution pursuant to Section 5.3(a)(i), (ii), (iii), (iv) or (v) because of the provisions of this Section 5.3(b)(i), such shortfalls shall be made up as the Company has sufficient available cash such that such restrictions are no longer applicable;

         (iv) no distributions shall be made under Section 5.3(a)(vi) for any period until after the redemptions of the Preferred A Units and/or Preferred B Units required to be made with respect to such period by
      Section 5.3(a)(iv) or 5.3(a)(v) hereof have been made and/or such Preferred A Units have been converted in accordance with Section 11.1 or 11.2; and

         (v) any distribution required to be made to a Preferred B Holder may, at the Company's sole discretion, be made by offsetting against such obligation any amount which such Preferred B Holder is required to pay to the Company pursuant to Section 6.1 of the Contribution, Assignment and Assumption Agreement, of even date herewith, by and among the Company, Trimark Securities, Inc., a Delaware corporation, Robert Lazarowitz, Diana Steinman and Steven Steinman.

                                      ARTICLE VI
                                MANAGEMENT PROVISIONS

    6.1 MANAGEMENT BY MEMBERS. The business and affairs of the Company shall be managed under the direction of an Advisory Committee, as hereinafter provided. The Members recognize and acknowledge that Representatives, Officers, employees of the Company or other Persons are not "Managers" as defined in
Section 18-101(9) of the Act. Except for the authority to control and manage the day-to-day business and affairs of the Company, which authority is expressly delegated to the Officers of the Company, as provided in Section 6.9(d), or as otherwise provided in this Agreement, the Advisory Committee shall have full authority to manage and supervise the business, affairs and properties of the Company, to make all other decisions regarding the same and to perform any and all other lawful act or activities customary or incident to the management of the Company's business.

    6.2  ADVISORY COMMITTEE.

         (a) The Advisory Committee of the Company (the "Advisory Committee") shall be composed of eleven members (collectively, the "Representatives"); PROVIDED, that the number of Representatives may be increased up to a total of 18 with the written consent of Members holding at least a majority of the Common Units then outstanding. Each Member shall act only through the Representatives. The initial Representatives shall be nominated by the Management Investors and shall be elected by a majority vote of all of the Members voting in accordance with their respective Common Interests, which voting shall not be cumulative. Representatives need not be residents of the State of Delaware. Except with the unconditioned written consent of the applicable securities exchange (or with the written consent subject to such conditions as are acceptable to a majority of the Management Investors), no Person which is a member, a member organization, an allied member, an approved person, a Person "associated with" a member, member organization, allied member or approved person, or having similar status, of a securities exchange shall be a Representative. Each Representative shall have the obligations to the Members of a partner of a general partnership but such obligations shall not be a limitation on Section
3.5. For purposes of this Agreement, a Person shall be deemed to be "associated with" another Person if such first Person is a partner, officer, director, branch manager or employee of such second Person (or any person occupying a similar status or performing similar functions), or directly or indirectly controls, is controlled by, or is under common control with such second person.

         (b) Each Representative shall be entitled to hold office until death, resignation or removal. Any Representative may be removed, with or without cause, only by a majority vote of all Members voting in accordance with their respective Common Interests, and the right of removal may be exercised at any time. In the event the position of a Representative becomes vacant (including as a result of an increase in the number of Representatives) a replacement shall be nominated by agreement of the Advisory Committee and shall be elected by a majority vote of all the Members voting in accordance with their respective Common Interests.

    6.3  ADVISORY COMMITTEE -- MANNER OF ACTING

         (a) Attendance of a Representative at a meeting shall constitute a waiver of notice of such meeting, except where a Representative attends a meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened. Minutes of all meetings of the Advisory Committee shall be kept and retained in the records of the Company.

         (b) Any action permitted or required by applicable law or this Agreement to be taken at a meeting of the Advisory Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by each of the Representatives. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Advisory Committee. Subject to the requirements of this Agreement for notices of special meetings, Representatives may participate in and hold a meeting of the

Advisory Committee, by means of a conference telephone or similar communications equipment by means of which all Representatives participating in the meeting can hear and speak to each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Representative participates in the meeting for the express purpose of objecting, at the beginning of such meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         (c) The Advisory Committee shall be entitled to appoint the Chairman of the Advisory Committee (the "Chairman"). The first Chairman shall be Walter Raquet. The Chairman shall preside over all meetings of the Advisory Committee and shall have such other powers, authority and responsibility as the Advisory Committee may, from time to time, delegate to such Chairman. The Chairman shall (subject to the right of the Advisory Committee to designate the Chairman as provided above) be entitled to hold office until death, resignation or removal. The person who is serving as Chairman may be removed as Chairman, with or without cause, only by the Advisory Committee and the right of removal may be exercised at any time.

    6.4 ANNUAL AND REGULAR MEETINGS. The Advisory Committee shall hold an annual meeting, and may hold regular meetings, at such time and place (which need not be in the State of Delaware) as such committee determines by resolution but in any event the Advisory Committee shall, unless the Members otherwise agree, hold regular meetings at the offices of the Company in Jersey City, New Jersey at intervals determined by the Advisory Committee, but in any event at least once each fiscal year.

    6.5 SPECIAL MEETINGS. Special meetings of the Advisory Committee may be called by any Representative or by Members holding at least 50 percent of the Common Units.

    6.6 NOTICE OF MEETINGS; PARTICIPATION. All Representatives shall be entitled to receive required notices and agendas of upcoming Advisory Committee meetings, attend all Advisory Committee meetings, participate in all discussions and receive minutes from previous Advisory Committee meetings. Notice of regular meetings established by resolution of the Advisory Committee shall not be required. Special meetings of the Advisory Committee may be called on at least five Business Days advance notice to each other Representative. Such notice shall state the purpose or the business to be transacted at such meeting. Any notice of a meeting required hereunder may be waived in writing.

    6.7 NATURE OF RELATIONSHIP. No Member shall take, or cause or permit its, or its Affiliates', officers, employees or agents (including Representatives) to take, any action that would bind or obligate the Company in any manner not expressly authorized by this Agreement or by the Advisory Committee. The Members of the Company recognize and acknowledge that the relationship of trust between the Members was material to their respective decisions to become Members, and shall, hereby and agree to, at all times exercise utmost good faith and fair dealing in all aspects of the transactions relating to the Company.

    6.8 COMPENSATION OF MEMBERS. Except to the extent provided for in a separate employment agreement entered into with the Company, no Representative or the Chairman shall be entitled to any compensation from the Company solely in such person's capacity as a Representative or Chairman.

    6.9  OFFICERS.

         (a) The Company shall have agents, referred to as "Officers" of the Company. These agents (whose authority is limited pursuant to the following sentence) shall be appointed in the manner specified below, and shall have the titles and authority specified in this section 6.9. Each Officer shall have only the authority specified below and shall not be a general agent of the Company.

         (b) The Officers of the Company shall be the Chairman, two-Co-Presidents, (who shall also be Co-Chief Executive Officers), the Chief Financial Officer (who shall also be the Treasurer), any and all Vice Presidents, the Secretary, the Treasurer, and any and all Assistant Secretaries and Assistance Treasurers. Any person may hold two or more offices, except that the offices of Co-President and Secretary may not be held by the same person.

         (c) The Officers shall be elected annually by the Advisory Committee at the first Advisory Committee meeting each calendar year; provided that Officers identified in Exhibit 6.9(c) are hereby installed and authorized to act as the initial officers until their successors are duly appointed and qualified. Any Officer may be removed, with or without cause, only by the Advisory Committee. Vacancies in any office may be filled only by the Advisory Committee. If the Advisory Committee fails to elect any Officer or fill any vacancy, the responsibilities of such Officer shall be carried out by the Advisory Committee or, at the election of the Advisory Committee, another Officer. Except with the unconditioned written consent of the applicable securities exchange (or with the written consent subject to such conditions as are acceptable to a majority of the Management Investors), no Person which is a member, a member organization, an allied member, an approved person, a Person "associated with" a member, member organization, allied member or approved person, or having similar status, of a securities exchange shall be an Officer.

         (d) Subject to the limitations imposed by this Agreement, any employment agreement, any employee plan or any resolution of the Advisory Committee, the Co-Presidents shall report to the Chairman and be the Co-Chief Executive Officers of the Company and, as such, shall be responsible for the management and direction of the day-to-day business and affairs of the Company, its Officers, employees and agents, shall supervise generally the affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The Co-Presidents shall exercise such other powers and perform such other duties as may be assigned to them by this Agreement, or the Advisory Committee, including the duties and any powers stated in any employment agreement. Notwithstanding anything to the contrary, without specific written authorization by the Advisory Committee, the Co-Presidents (and each of the other Officers) shall have no power or authority to take or cause the Company to take any action, or engage or cause the Company to engage in any activity, which is outside the ordinary course of business of the Company or is otherwise subject to
Article VI.

         (e) In the absence of both of the Co-Presidents, the Chief Financial Officer and the Vice Presidents designated by the Advisory Committee shall, except as hereinafter provided, have all of the powers and duties conferred upon the Co-Presidents. Each such designated officer shall have the same power as the Co-Presidents, to sign certificates and Contracts of the Company. Any such designated Officer shall perform such other duties and may exercise such other powers as may from time to time be assigned to him by this Agreement, the Advisory Committee or the Co-Presidents.

         (f) The Secretary shall record or cause to be recorded in books provided for that purpose the minutes of the meetings or actions of the members and the meetings or actions of the Advisory Committee or any other subcommittees, shall see that all notices are duly given in accordance with the provisions of this Agreement and as required by law, shall be custodian of all records (other than financial), shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed, and, in general, shall perform all duties incident to the office of the Secretary and such other duties as may, from time to time, be assigned to him by this Agreement, the Advisory Committee or the Co-Presidents. The assistant Secretaries shall exercise the powers of the Secretary during that Officer's absence or inability or refusal to act. Each of the Assistant Secretaries shall possess the same power as the Secretary to sign certificates and Contracts of the Company.

         (g) The Chief Financial Officer shall keep or cause to be kept the books of account of the Company and shall render statements of the financial affairs of the Company in such form and as often as required by this Agreement, the Advisory Committee or the Co-Presidents. The Chief Financial Officer, subject to the order of the Advisory Committee, shall have the custody of all funds and securities of the Company. The Chief Financial Officer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as this Agreement, the Advisory Committee or the Co-Presidents shall designate from time to time. The Assistant Treasurers shall exercise the power of the Chief Financial Officer during that Officer's absence or inability or refusal to act. Each of the Assistant Treasurers shall possess the same power as the Chief Financial Officer to sign all certificates, contracts, obligations and other instruments of the Company.

         (h) Officers shall conduct the affairs of the Company in the best interests of the Company and the mutual best interests of the Members, including, the safekeeping and use of all Company funds and assets and the use thereof for the benefit of the Company.

         (i) At the election of the Advisory Committee, the responsibilities of the Officers may be reduced or eliminated and, upon the exercise of such election, the responsibilities that were formerly the responsibility of any Officer shall become the responsibility of the Advisory Committee. At the election of the Advisory Committee, any one or more of the responsibilities of the Advisory Committee may be delegated, from time to time, to one or more of the Officers.

    6.10 INDEMNIFICATION.

         (a) To the fullest extent permitted by law, each Member shall indemnify the Company and the other Members and hold them harmless from and against any and all losses, costs, liabilities, damages and expenses (including, costs of suit and reasonable attorney's fees) they may incur on account of any breach of any provision of this agreement by such Member.

         (b) To the fullest extent permitted by law, the Company shall indemnify and hold harmless any Person from and against any and all losses, costs, liabilities, damages and expenses (including, costs of suit and reasonable attorney's fees) they may incur by reason of the fact that such Person is or was a Member, Representative, Officer or employee of the Company.


                                     ARTICLE VII
                                     INFORMATION

    7.1 ACCESS. In addition to the other right specifically set forth in this Agreement, each Member shall have access to all information to which a Member is entitled to have access pursuant to the Act and all such other information regarding the Company, as it may reasonably request from time to time.

    7.2 REPORTS AND INFORMATION. The Co-Presidents or other appropriate Officer shall mail to each Member (a) monthly as promptly as practicable after the end of each month, an unaudited balance sheet and statement of income, cash flow and Members' Capital Accounts for the Company, covering the month then ended, prepared in accordance with GAAP, the provisions of this Agreement and (to the extent applicable) past practices of the Company; (b) within 120 days after the end of the fiscal year, Financial Statements of the same type as in
(a) above, covering the fiscal year then ended, audited by a "big six" accounting firm selected by the Advisory Committee; (c) annually, but not later than March 1 of each year, sufficient financial information concerning the results of the

Company's operations as is necessary for each Member to file its own federal and state income tax return for the preceding year (including Internal Revenue Service Form 1065, Schedule K-1); and (d) from time to time as requested by one or more Members, financial information sufficient to permit any tax determination or election that a Member may be required or permitted to make under applicable law (including such information as may be necessary to enable any Member to make required quarterly estimated tax payments) and such information regarding the source and/or character of income earned by the Company, as is reasonably available. All financial reports shall be prepared by or under the direction of the Chief Financial Officer and the staff of the Company. The Company's federal income tax return may, at the direction of the Co-Presidents of the Company, be prepared by the staff of the Company or other persons retained for such purposes by the Company, provided, however, that if such return is not prepared by a "big six" accounting firm, such return shall, prior to filing, be reviewed by a "big six" accounting firm (which may be the Company's independent auditor).

    7.3 REGULATORY REQUIREMENTS. Each Member and their respective Affiliates shall provide to the Company, Knight Securities or Trimark, as the case may be, such information as the Company, Knight Securities or Trimark determines is necessary or desirable to permit the Company, Knight Securities or Trimark to comply with or respond to any rule, regulation requirement, request, inquiry, investigation, proceeding or the like, by the SEC, any state securities regulator or any self-regulatory organization of which Knight Securities or Trimark is a member.

    7.4 CONFIDENTIALITY. Each Member and their respective Affiliates shall hold in strict confidence any information and data it receives regarding the Company and its business, whether such information is received from the Company, any other Member or its Affiliates, a Representative or another Person; provided, however, that such restrictions shall not apply to: (a) information that is or becomes available to the public generally without breach of this
Section 7.4; (b) disclosures required to be made by applicable laws and regulations; (c) disclosures required to be made pursuant to an order, subpoena or legal process; (d) disclosures to (i) investors in or bona fide potential investors in or lenders to the Company, or its Affiliates or Members, and such investors' and lenders' officers, directors or Affiliates, (ii) officers, directors or Affiliates of such Member (and the officers and directors of such Affiliates) and (iii) auditors, counsel and other professional advisors to such Persons or the Company (provided, however, that such

Persons have been informed of the confidential nature of the information and, in any event, the Member disclosing such information shall be liable for any failure by such Person to abide by the provisions of this Section 7.4); (e) disclosures to the employees of the Members and their Affiliates on a need to know basis (provided, however, that such Persons have been informed of the confidential nature of the information, and, in any event, the Member disclosing such information shall be liable for any failure by such Persons to abide by the provisions of this Section 7.4), or (f) disclosures in connection with any litigation or dispute between or with the Members, the Representatives or the Company. Each Member shall notify the Company immediately upon becoming aware of any order, subpoena or other legal process providing for the disclosure or production of information subject to the provisions of the immediately preceding sentence and, to the extent not prohibited by applicable law, immediately shall supply the Company with a copy of any such order, subpoena or other legal process. In addition, each Member shall notify the Company prior to disclosing or producing any information subject to the provisions of the immediately preceding sentence and, to the extent not prohibited by applicable law, shall permit the Company to seek a protection order protecting the confidentiality of such information. The obligations of a Member pursuant to this Section 7.4 shall continue for three years following the time such Person ceases to be a Member, but thereafter such Person shall not have the right to enforce the provisions hereof. Each Member acknowledges that disclosure of information in violation of the provisions of this Section 7.4 may cause irreparable injury to the Company and the Members for which monetary damages are inadequate, difficult to compute or both. Accordingly, each Member agrees that its obligations under this Section 7.4 may be enforced by specific performance and that breaches or prospective breaches of this Section 7.4 may be enjoined.


                                     ARTICLE VIII
                                        TAXES

    8.1 "TAX MATTERS MEMBER"; TAX RETURNS. Walter Raquet shall, as long as he is a Member, be the "tax matters partner" of the Company pursuant to section 6231(a)(7) of the Code. Subject to the provisions of this Section 8.1, the tax matters partner shall be entitled to take any action or decline to take any action, all as required by applicable law. The "tax matters partner" shall take such action as may be necessary to cause the other

Members to become "notice partners" within the meaning of section 6231(a)(8) of the Code. The "tax matters partner" shall promptly inform the other Members of all significant matters that may come to his attention in his capacity as "tax matters partner" and shall forward to the other Members copies of all significant written communications he may receive or submit in such capacity, including, without limitation, any written adjustment by any taxing authority which would affect any Member's liability for taxes. The "tax matters partner" shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company, including making the elections described in section 8.2. Each other Member shall furnish to the "tax matters partner" all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed. To the extent permitted by applicable law, the "tax matters partner" shall determine, in his sole discretion, whether or not to permit the other Members to participate in the defense of all pending tax proceedings involving the Company, including, without limitation, participation in any meeting with the Internal Revenue Service or other taxing authority. The Company shall reimburse the "tax matters partner" for any costs and expenses incurred in connection with such Person serving as the "tax matters partner," including costs and expenses incurred in the preparation or filing of any such income tax returns and the defense of any such tax proceedings. The "tax matters partner" shall not file any tax return (whether federal or state) with respect to the Company without the approval of the Advisory Committee, which approval shall not be unreasonably withheld. If the "tax matters partner" proposes that any adjustment to any tax return be approved, the "tax matters partner" shall not concede such adjustments without the Advisory Committee's prior written approval, which will not be unreasonably withheld.

    8.2 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

         (a)  To adopt the fiscal year required by Section 706 of the Code;

         (b) to adopt the accrual method of accounting and to keep the Company's books and records on the accrual method;

         (c) If a distribution of Company property as described in section 734 of the Code occurs or if a transfer of a Membership Interest as described in section 743 of the

Code occurs, upon written request of any Member, to elect, pursuant to section 754 of the Code, to adjust the basis of Company properties; and

         (d) to elect to amortize the organizational expenses of the Company under Section 709(b) of the Code and the startup expenditures of the Company under section 195 of the Code, in each case ratably over the shortest period permitted by applicable law.

It is the intent of the Members that the Company be treated as a partnership for federal income tax purposes and, to the extent permitted by applicable law, for state, local and foreign franchise and income tax purposes. Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of Chapter 1 of Subtitle A of the Code or any similar provisions of applicable state or local law, and no provision of this Agreement shall be construed to sanction or approve such an election.


                                      ARTICLE IX
                           BOOKS, RECORDS AND BANK ACCOUNTS

    9.1 MAINTENANCE OF BOOKS. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement. The fiscal year shall be the accounting year of the Company.

    9.2 ACCOUNTING PRINCIPLES. All accounting of the Company (and all other accounting done pursuant to this Agreement) shall be done in accordance with GAAP, to the extent applicable, except where GAAP is inconsistent with the requirements of this Agreement or with regulatory requirements to which the Company (or any of its subsidiaries) is bound; provided, however, Capital Accounts shall be maintained in accordance with Section 4.3.

    9.3 BANK ACCOUNTS. The Advisory Committee shall cause the Company to establish, maintain and designate signatories on one or more separate bank and investment accounts for Company funds in the Company name with such financial institutions and firms as the Advisory Committee may select and designate signatories thereon. The Company's funds shall not be commingled with the funds of any other Person.

                                      ARTICLE X
                          RESIGNING MEMBER AND BUY OUT EVENT

    10.1 RESIGNING MEMBER. At any time prior to the occurrence of any event specified in Section 12.1, (i) any Member may, by written notice to the Company (a "Member Notice"), resign as a Member of the Company, effective as of the date of the notice (the "Resignation Date") or (ii) the Company (with the consent of Members holding at least three-fourths of the Common Units then outstanding) may, by written notice to any Member (a "Company Notice"), require such Member to resign as a Member of the Company, effective as of the date of the Notice (the "Buy Out Date"); PROVIDED, HOWEVER, a Preferred B Holder shall not be permitted to resign pursuant to clause (i) of this Section 10.1 until such time as there are no Preferred A Units outstanding. As of the Resignation Date or the Buy Out Date, as applicable, except for the rights set forth in Section 10.2 or expressly set forth in any other agreement (including an employment agreement) the Member designated in the applicable notice (the "Resigning Member") (and all Persons claiming by, through or under such Member) shall have no further rights or interests in and in respect of the Company, including any Membership Interest, any rights in specific Company property or any rights against the Company or any Member.

    10.2 PURCHASE PRICE.

         (a) In consideration of the resignation of the Resigning Member, the Company shall pay to the Resigning Member a purchase price (the "Purchase Price") equal to the sum of (i) the product obtained by multiplying $10 times the number of Preferred A Units and/or Preferred B Units then held by the resigning Member, plus (ii) the product obtained by multiplying the Company's Members' equity attributable to Common Units shown on the Company's most recent financial statement (which may not be as of a date more than 30 days prior to the Buy Out Date) by the Resigning Member's Common Interest.

         (b) The payment of the Purchase Price as a result of the resignation of a Member pursuant to Section 10.1(i) may be paid, at the Company's sole discretion, by delivery to the Resigning Member of the Company's subordinated promissory note, in substantially the form of Exhibit 10.2(b) hereto, paying interest at the Broker Call Rate and maturing no later than two years after the Resignation Date or Buy-Out Date, as applicable. Notwithstanding anything to the contrary contained herein, no payment shall be made pursuant to this Article X (whether or not upon the maturation of the Company's subordinated note) except at such time as such payment is permitted by regulatory requirements (including Net
Capital Requirements) to which the Company or any of its subsidiaries are subject ("Regulatory Requirements"). If the payment of the Purchase Price as a result of the resignation of a Member pursuant to Section 10.1(ii) is restricted by Regulatory Requirements, the Company shall pay such Purchase Price by delivery to the Resigning Member of the Company's subordinated promissory note, in substantially the form of Exhibit 10.2(b) hereto, paying interest at the Broker Call Rate and maturing no later than the date 15 days after the payment thereon is no longer restricted by Regulatory Requirements, but subject to the ordering of payments set forth in the next sentence. If payments with respect to any subordinated notes issued by the Company pursuant to this Section 10.2(b) are restricted by regulatory requirements, such payments shall be made when permitted with respect to such notes in order of their respective issuance dates; PROVIDED, that all notes issued pursuant to the immediately preceding sentence shall be paid in full before any payments are made with respect to any notes issued pursuant to the first sentence of this Section 10.2(b).

    10.3 OTHER RESIGNATIONS. No Member shall have any right to, or shall, resign from the Company as a Member prior to the dissolution and winding up of the Company, except in accordance with the provisions of this Article X.


                                      ARTICLE XI
                                     CONVERSIONS

    11.1 CONVERSION OF PREFERRED A UNITS. On and after the fifth anniversary of the Effective Date, at the option of any Preferred A Holder, such Member may elect (by providing written notice thereof to the Company) to convert any Preferred A Units not previously redeemed pursuant to Section 5.3(a)(iv) and then held by such Member, into Common Units at the rate of one Common Unit for each Preferred A Unit converted.

    11.2 EFFECTIVE DATE. Any election made pursuant to Section 11.1 shall be effective as of the close of business on the day the notice of such election is received by the

Company. Following a conversion by a Preferred A Holder, such converting Member shall no longer be treated as a Preferred A Holder for any purpose, including the right to receive distributions pursuant to Sections 5.3(a)(i) and (iv) or 12.2(b)(iv).


                                     ARTICLE XII
                       DISSOLUTION, LIQUIDATION AND TERMINATION

    12.1 DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the first to occur of any of the following:

         (a)  The written consent of all the Members;

         (b) The entry of a decree of judicial dissolution under Section 18-802 of the Act;

         (c) If (i) any Member shall dissolve or become a Resigning Member or Bankrupt Member, or any other event shall occur that terminates the continued membership of a Member in the Company under Section 18-801(4) of the Act; PROVIDED, that the Company shall be continued if there are at least two remaining Members and such remaining Members owning a majority of the profits interests and the capital interests in the Company agree to continue the business of the Company within the meaning of Section 18-801(4) of the Act;

         (d) The Disposition of all, or substantially all, the Membership Interests held by all Members or the Disposition of all, or substantially all, the assets of the Company; or

         (e) the date fixed in the Certificate as the latest date on which the Company is to dissolve.

    12.2 LIQUIDATION AND TERMINATION. On dissolution of the Company, unless it is reconstituted and continued as provided in Section 12.1(c), the Advisory Committee shall act as liquidator or may appoint one or more other Persons as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act by the end of the taxable year of the company in which its liquidation (as such term is defined in Treas. Reg. Section 1.704-1(b)(2)(ii)(g)) occurs or, if later, within 90 Business Days of the date of such liquidation. The costs of liquidation shall be borne as a Company expense. Until final distribution, the Liquidator shall continue to operate the Company properties with all of the power and authority of the Members and the Advisory Committee. The steps to be accomplished by the Liquidator are as follows:

         (a) As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by one of the "big five" nationally recognized firms of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

         (b) The Liquidator shall have full power and authority to sell, assign and encumber any or all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. All proceeds from liquidation shall be distributed in the following order of priority:

                    (i) to the payment of the debts and liabilities of the
               Company, to persons other than Members (but, in the case of nonrecourse debts and liabilities, only to the extent required under the applicable credit and security agreement) and expenses of liquidation;

                    (ii) to the setting up of such reserves as the Liquidator
               may reasonably deem necessary for any contingent liability of the Company;

                    (iii) to the payment of any debts or liabilities of the
               Company to Members;

                    (iv) to each Preferred A Holder in an amount equal to the
               sum of (A) the Preferred A Holder's Unrecovered Preferred Capital Amount (or a proportionate amount thereof) plus (B) the

      Preferred A Holder's Preference Amount for the taxable period in which the liquidation occurs;

          (v) to each Preferred B Holder in an amount equal to the sum of (A) the Preferred B Holder's Unrecovered Preferred Capital Amount (or a proportionate amount thereof) plus (B) the Preferred B Holder's Preference Amount for the taxable period in which the liquidation occurs; and

         (vi) pro rata to the Members in accordance with the positive balances in their Capital Accounts (as determined after taking into account the distributions provided for in Section 12.2(b)(iv) and (v), and other adjustments required under Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2)).

         (c) Notwithstanding the provisions of this Section 12.2 which require the liquidation of the assets of the Company, but subject to the order of priorities set forth above, if prior to or upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company's assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its reasonable discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members as creditors).

    12.3 DISTRIBUTION IN KIND. If the Liquidator shall determine that all or a portion of the Company's assets should be distributed in kind to the Members, the Liquidator, on behalf of the Company, shall obtain an independent appraisal of the fair market value of each such asset as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to such assets shall be allocated among the Members' Capital Accounts (in accordance with Article V, assuming that the assets of the Company were sold for such appraised fair market value) and distribution of any such assets in kind to a Member shall be considered a distribution of an amount equal to the assets' appraised fair market value for purposes of Section 12.2.

    12.4 DEFICIT CAPITAL ACCOUNTS. Notwithstanding any other provision hereof to the contrary, to the extent that a deficit, if any, exists in the Capital Account of any Member, such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member's Capital Account to zero.

    12.5 CANCELLATION OF FILINGS. Upon completion of the distribution of Company assets a provided herein, the Company is terminated, and the Liquidator shall file a certificate of cancellation with the Secretary of State, cancel any other filings made pursuant to Section 2.5 and take such other actions as may be necessary to terminate the Company.


                                     ARTICLE XIII
                                  GENERAL PROVISIONS

    13.1 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

    13.2 NOTICES. All notices and other communications (collectively, "notices") provided for or permitted to be given under this Agreement shall be in writing and shall be given by depositing the notice in the United States mail, addressed to the Person to be notified, postage paid and registered or certified with return receipt requested, or by such notice being delivered in person or by facsimile communication to such party. Unless otherwise expressly set forth herein, notices given or served pursuant hereto shall be effective upon receipt by the Person to be notified. All notices to be sent to a Member shall be sent to or made at, and all payments hereunder shall be made at, the address set forth on Schedule A hereto or such other address as that Member may specify by notice to the Company. Any notice to the Company or the Advisory Committee shall be given to all Representatives. The address of a Representative shall, unless notice to the contrary is given by a Representative to the Company and the Members, be the same as the address of the Company.

    13.3 ENTIRE AGREEMENT; WAIVERS AND MODIFICATIONS.

         (a) This Agreement constitutes the entire agreement of the Members and their Affiliates relating to the Company and supersedes any and all prior contracts, understandings, negotiations and agreements with respect to the Company and the subject matter hereof, whether oral or written.

         (b) This Agreement and the Certificate may be amended or modified from time to time only by a written instrument executed by Members holding at least two-thirds of the Common Units then outstanding, except, to the extent permitted by the Act, for ministerial changes and changes necessitated by the admission of new Members, in each case as approved by the Advisory Committee; PROVIDED, HOWEVER, that no amendment to this Agreement shall be permitted which impacts the rights of any Member with respect to voting, capital contributions, allocations, distributions or this Section 13.3(b) without the express, prior, written consent of such Member.

         (c) Any waiver or consent, express, implied or deemed, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company or any action inconsistent with this Agreement is not a waiver of or consent to any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company or any other such action. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run. Except with respect to the matters described in the first sentence of this Section 13.3(c), all waivers and consents hereunder shall be in writing and shall be delivered to the other Members in the manner set forth in Section 13.2.

    13.4 BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. Subject to the restrictions on Dispositions set forth herein, this Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third-party beneficiary contract.

    13.5 GOVERNING LAW. This agreement is governed by and shall be construed in accordance with the law of the state of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or construction of this agreement to the law of another jurisdiction. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision shall be enforced to the greatest extent permitted by law.

    13.6 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

    13.7 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right (but not any power) it might have to maintain any action for dissolution of the company or for partition of the property of the Company. If any Member maintains any action for such dissolution or partition, such Member shall be liable to the Company and the other Members for all monetary damages suffered by them as a result thereof (including, indirect, incidental and consequential damages).

    13.8 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts with the same effect as if each of the signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

    13.9 SUCCESSOR AND ASSIGNS. Subject to the limitations and restrictions set forth in this Agreement, this Agreement shall be binding on and insure to the benefit of the successors and assigns of the Membership Interests of the parties hereto.

    IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

                                  __________________________
                                  Name of Entity


                                  By;  _______________________
                                       Name:
                                       Title:


                                  Address:

                                  ____________________________
                                  ____________________________
                                  ____________________________